Exhibit No. 99.2

[Director’s Letterhead]

June 8, 2005

Larry W. Denney, Chairman, President and CEO
Biomass Processing Technology, Inc.
3222 Commerce Place, Suite A
West Palm Beach, FL 33411

Dear Larry,

It has truly been a pleasure serving with you on the Board of Directors of Biomass Processing Technology, Inc. since it was incorporated on January 30, 1996. Much was accomplished during those nine plus years and much is yet to be accomplished.

The Company has matured. It is no longer in the development stage but is ready to commence commercial operations. To achieve the various tasks that lay ahead of the Company, it is my opinion that new talents are needed on the Board of Directors.

Therefore, please accept this letter as my resignation from the Board of Directors of Biomass Processing Technology, Inc. effective June 8, 2005.

Sincerely,

/S/ Jack B. Simpson